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                                                                     EXHIBIT 11

                                  UNITED HEALTHCARE CORPORATION
                 STATEMENT RE COMPUTATION OF PER COMMON SHARE EARNINGS

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                                                                      YEAR ENDED DECEMBER 31
                                                            ----------------------------------------
                                                              1996             1995           1994
                                                          -----------       -----------    ----------
                                                              (in thousands, except per share data)

PRIMARY:
--------
NET EARNINGS BEFORE EXTRAORDINARY GAIN                     $355,637 (1)     $285,964 (2)  $  288,139 (3)
EXTRAORDINARY GAIN ON SALE OF SUBSIDIARY                         --               --       1,377,075
LESS CONVERTIBLE PREFERRED STOCK DIVIDENDS                   28,752            7,188              --
                                                            ----------------------------------------


NET EARNINGS APPLICABLE TO COMMON
  SHAREHOLDERS                                             $326,885         $278,776      $1,665,214
                                                            ----------------------------------------
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WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING

Weighted average number of common shares
  outstanding                                               181,601          173,587         170,711

Additional equivalent shares issuable from assumed
  exercise of stock options                                   4,244            3,856           4,498
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WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING                                        185,845          177,443         175,209
                                                            ----------------------------------------
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NET EARNINGS PER COMMON SHARE BEFORE
  EXTRAORDINARY GAIN                                       $   1.76 (1)     $   1.57 (2)  $     1.64 (3)
EXTRAORDINARY GAIN PER COMMON SHARE                              --               --            7.86
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NET EARNINGS PER COMMON SHARE                              $   1.76         $   1.57      $     9.50
                                                            ----------------------------------------
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FULLY DILUTED:
--------------

NET EARNINGS BEFORE EXTRAORDINARY GAIN                     $355,637         $285,964      $  288,139
EXTRAORDINARY GAIN ON SALE OF SUBSIDIARY                         --               --       1,377,075
                                                            ----------------------------------------

NET EARNINGS APPLICABLE TO COMMON
  SHAREHOLDERS                                             $355,637         $285,964      $1,665,214
                                                            ----------------------------------------
                                                            ----------------------------------------
WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING

Weighted average number of common shares
  outstanding                                               181,601          173,587         170,711

Additional equivalent shares issuable from assumed
  exercise of stock options                                   4,232            5,132           4,506
Assumed conversion of convertible preferred stock            10,106            2,547              --
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WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING                                        195,939          181,266         175,217
                                                            ----------------------------------------
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NET EARNINGS PER COMMON SHARE BEFORE
  EXTRAORDINARY GAIN                                       $   1.82         $   1.58      $     1.64
EXTRAORDINARY GAIN PER COMMON SHARE                              --               --            7.86
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NET EARNINGS PER COMMON SHARE                              $   1.82 (4)     $   1.58 (4)  $     9.50 (5)
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(1) Excluding the non-operating merger costs associated with the acquisition of HealthWise of America, Inc. of $14.9 million ($9.1 million after tax, or $0.05 per common share) and the provision for future losses on two multi-year contracts of $45.0 ($27.4 million after tax, or $0.15 per common share), 1996 net earnings would have been $392.2 million, or $1.96 per common share.

(2) Excluding restructuring charges of $153.8 million ($96.9 million after tax, or $0.55 per common share) associated with the acquisition of The MetraHealth Companies, Inc., 1995 net earnings would have been $382.9 million, or $2.12 per common share.

(3) Excluding the non-operating merger costs of $35.9 million ($22.3 million after tax, or $0.13 per common share) incurred in connection with the acquisitions of Complete Health Services, Inc. and Ramsay-HMO, Inc., 1994 net earnings before extraordinary gain would have been $310.4 million, or $1.77 per common share.

(4) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.

(5) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.